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                                                                   EXHIBIT 23.2


                         Consent of Independent Auditors


The Board of Directors and Stockholders
Pacer Technology:

We consent to incorporation by reference in the registration statement (No. 33-48090) on Form S-8 of Pacer Technology of our report dated September 3, 1999, relating to the consolidated balance sheet of Pacer Technology and subsidiaries as of June 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1999, and all related schedules, which report appears in the June 30, 2000, annual report on Form 10-K of Pacer Technology.




KMPG LLP

/s/ KPMG LLP

Orange County, California
September 22, 2000